r77q1e.txt



PIMCO Equity Series
Approval of Renewal of the Investment Advisory Contract and
Amended and Restated Supervision and Administration Agreement

On August 15, 2011, the Board of Trustees (the "Board") of PIMCO Equity Series (the "Trust"), including all of the independent Trustees, approved the Investment Advisory Contract and Amended and Restated Supervision and Administration Agreement (the "Supervision and Administrative Agreement" and together with the Investment Advisory Contract, the "Agreements") with Pacific Investment Management Company LLC ("PIMCO"), on behalf of the Trust's series (the "Funds"), for an additional one-year term through August 31, 2012.

On November 7, 2011, the Board of the Trust, including all of the independent Trustees, approved the Investment Advisory Contract and the Supervision and Administrative Agreement (the "New Funds' Agreements") on behalf of the PIMCO Dividend and Income Builder Fund and PIMCO EqS Dividend Fund (the "New Funds"), for an initial two year term.

The information, material factors and conclusions that formed the basis for the Board's approvals are described below.

1. 	Information Received

A. 	Materials Reviewed

During the course of each year, the Trustees receive a wide variety of materials relating to the services provided by PIMCO. At each of its quarterly meetings, the Board reviews the Funds' investment performance and a significant amount of information relating to Fund operations, including the Funds' compliance program, shareholder services, valuation, custody, distribution, and other information relating to the nature, extent and quality of services provided by PIMCO to the Trust. In considering whether to approve the renewal of the Agreements, the Board also reviewed supplementary information, including, but not limited to, comparative industry data with regard to investment performance, advisory and supervisory and administrative fees and expenses, financial information regarding PIMCO, information about the personnel providing investment management services and supervisory and administrative services to the Funds and information about the fees charged and services provided by PIMCO to other clients with similar investment mandates as the Funds. The Board also reviewed material provided by counsel to the Trust and the independent Trustees, which included, among other things, a memorandum outlining legal duties of the Board in considering the continuation of the Agreements.

In considering whether to approve the New Funds' Agreements, the Board reviewed materials provided by PIMCO, which included, among other things, comparative industry data with regard to expense ratios of funds with investment objectives and policies similar to those of the New Funds.
The Board also reviewed material provided by counsel to the Trust and the independent Trustees, which included, among other things, a memorandum outlining legal duties of the Board. The Board also reviewed information about the personnel who would be providing investment management and administrative services to the New Funds.

B. 	Review Process

In connection with the approval of the renewal of the Agreements, the Board reviewed written materials prepared by PIMCO in response to a request from counsel to the Trust. The Board also requested and received assistance and advice regarding applicable legal standards from Trust counsel, and reviewed comparative fee and performance data prepared at the Board's request by Lipper, Inc. ("Lipper"), an independent provider of investment company performance and fee and expense data. The Board also heard oral presentations on matters related to the Agreements and met both as a full Board and as the independent Trustees, without management present, at the August 15, 2011 meeting. The independent Trustees also met with counsel to the Trust on August 4, 2011 to discuss the materials presented.

In connection with the approval of the New Funds' Agreements, the Board reviewed written materials prepared by PIMCO, which included, among other things, comparative fee data for funds in the appropriate Lipper peer group. The Board also heard oral presentations on matters related to the applicable New Funds' Agreements and the November 7, 2011 meeting.

The approval determinations were made on the basis of each Trustee's business judgment after consideration of all the information presented. Individual Trustees may have given different weights to certain factors and assigned various degrees of materiality to information received in connection with the approval process. In deciding to approve the renewal of the Agreements and to approve the New Funds' Agreements, the Board did not identify any single factor or particular information that, in isolation, was controlling. This summary describes the most important, but not all, of the factors considered by the Board.

2. 	Nature, Extent and Quality of Services

A. 	PIMCO, its Personnel, and Resources

The Board considered the depth and quality of PIMCO's investment management process, including: the experience, capability and integrity of its senior management and other personnel; the low turnover rates of its key personnel; the overall financial strength and stability of its organization; and the ability of its organizational structure to address the recent growth in assets under management. The Board also considered that PIMCO makes available to its investment professionals a variety of resources and systems relating to investment management, compliance, trading, performance and portfolio accounting. The Board noted that PIMCO has hired and will seek to hire additional personnel with equity experience, including traders, research analysts and compliance personnel to supplement existing PIMCO personnel. The Board considered PIMCO's commitment to investing in information technology supporting investment management and compliance, as well as PIMCO's continuing efforts to attract and retain qualified personnel and to maintain and enhance its resources and systems. The Board considered PIMCO's policies, procedures and systems to assure compliance with applicable laws and regulations and its commitment to these programs; its efforts to keep the Trustees informed about matters relevant to the Funds and their shareholders; and its attention to matters that may involve conflicts of interest.

The Trustees considered the steps that PIMCO has taken in recent years with respect to active management of counterparty risk, such as implementing procedures requiring daily collateral adjustments and frequent communication between credit analysts and the counterparty risk committee. The Trustees considered that, over the last year, PIMCO has continued to strengthen the process it uses to assess the financial stability of broker-dealers with which the Funds do business, to manage collateral and to protect portfolios from an unforeseen deterioration in the creditworthiness of trading counterparties. The Trustees considered that PIMCO continued to invest in automated documentation management systems to better track trade documentation with broker-dealers.

The Trustees also considered new services and service enhancements that PIMCO has implemented since the Agreements were approved in 2010 in connection with the launch of the PIMCO EqS Pathfinder FundTM, including, but not limited to, undertaking significant technology initiatives; assuming responsibility for certain sub-administration services and decoupling from the Allianz Funds; broadening the PIMCO Retail Oversight ("PRO") group to include oversight of institutional classes; implementing a quality management system for processes/activities; converting to a prospectus content management system; developing a "Pricing Portal" to streamline and automate certain pricing functions; continuing to implement fair valuation level assignments per FAS 157; planning to outsource net asset value delivery to another service provider to accelerate delivery timing to intermediaries; improving the review of Boston Financial Data Services' large trade processing; implementing new cost basis reporting obligations; establishing a new Funds' website; and creating the PIMCO Risk Committee, which is the global risk oversight committee at PIMCO.

Ultimately, the Board concluded that the nature, extent and quality of services provided by PIMCO under the Agreements has benefited and will likely continue to benefit the Funds and their shareholders and the services to be provided by PIMCO under the New Funds' Agreements are likely to benefit the New Funds and their shareholders.

B. 	Other Services

The Board considered PIMCO's policies, procedures and systems to assure compliance with applicable laws and regulations and its commitment to these programs; its efforts to keep the Trustees informed about matters relevant to each Fund and its shareholders; and its attention to matters that may involve conflicts of interest. The Board also considered the nature, extent, quality and cost of supervisory and administrative services provided by PIMCO to the Funds under the Agreements.

The Board considered the terms of Trust's Supervision and Administration Agreement, under which each Fund pays for the supervisory and administrative services it requires under what is essentially an all-in fee structure
(the "unified fee"). In return, PIMCO provides or procures supervisory and administrative services and bears the costs of various third party services required by the Funds, including audit, custodial, portfolio accounting, legal, transfer agency and printing costs. The Board considered PIMCO's provision of these services and its supervision of the Trust's third party service providers.

Ultimately, the Board concluded that the nature, extent and quality of the services provided by PIMCO has benefited and will likely continue to benefit the Funds and their shareholders.

With respect to the New Funds, the Board also considered the nature, extent, quality and cost of administrative and shareholder services provided by PIMCO to other series of the Trust under the Agreements. The Board considered the terms of the Trust's Supervision and Administration Agreement, under which the Trust pays a unified fee. The Board concluded that the nature, extent and quality of the services to be provided by PIMCO would likely benefit the New Funds and their shareholders.

3. 	Investment Performance

As the New Funds had not yet commenced operations at the time the New Funds' Agreements were considered, the Trustees did not receive or consider investment performance information.

The Board received and examined information from PIMCO concerning the Funds' performance, as available, for the one-year and since inception periods ended May 31, 2011 and other performance data, as available, for the periods ended June 30, 2011 (the "PIMCO Report") and from Lipper concerning the
Funds' performance, as available, for the periods ended May 31, 2011 (the "Lipper Report"). The Board noted that long-term performance information was not available due to each Fund's relatively recent commencement of operations. The Board considered each Fund's investment performance relative to its peer group and benchmark index as provided to the Board in advance of each of its quarterly meetings throughout the year, including the PIMCO Report and the Lipper Report, which were provided in advance of the August 15, 2011 meeting.

The Board discussed with PIMCO the reasons for the PIMCO EqS Pathfinder FundTM's underperformance in comparison to its benchmark index and Lipper peer group. Although the PIMCO EqS Pathfinder FundTM had underperformed in comparison to its benchmark index, the Board noted that the Fund had outperformed its benchmark index during periods of market downturn. The Board also considered the risk-adjusted performance of the PIMCO EqS Pathfinder FundTM and noted that the Fund compared favorably to competitor funds.

The Board ultimately determined within the context of all of its considerations in connection with the Agreements, that PIMCO's performance record and process in managing the Funds indicates that its continued management is likely to benefit the Funds and their shareholders, and merits the approval of the continuation of the Agreements.

4. 	Advisory Fees, Supervisory and Administrative Fees and Total Expenses

PIMCO reported to the Board that, in proposing fees for the Funds, it considers a number of factors, including the type and complexity of the services to be provided, the cost of providing services, the risk assumed by PIMCO in the provision of services, the impact on potential returns from different levels of fees, the competitive marketplace for financial products, and the attractiveness of returns to the Funds' investors.

The Board reviewed the advisory fee, supervisory and administrative fee and total expenses of the Funds (each as a percentage of average net assets) and compared such amounts with the average and median fees and expenses of other similar funds. With respect to advisory fees, the Board reviewed data from Lipper that compared the average and median advisory fees of other funds in a "Peer Group Expense Comparison" of comparable funds, as well as the universe of other similar funds. The Board compared each Fund's total expenses to other funds in the Peer Group Expense Comparison provided by Lipper and found each Fund's total expenses to be reasonable. The Board noted that PIMCO had contractually agreed, through October 31, 2012, to reduce its advisory fee by 0.16% and 0.20% of the average daily net assets of the PIMCO EqS Pathfinder FundTM and PIMCO EqS Emerging Markets Fund, respectively.

With respect to the New Funds, the Board reviewed the proposed advisory fee, supervisory and administrative fee and estimated total expenses of each New Fund (each as a percentage of average net assets) and compared such amounts with the average and median fees and expenses of other similar funds. With respect to advisory fees, the Board reviewed data from Lipper that compared the average and median advisory fees of other funds in a "Peer Group Expense Comparison" of comparable funds, as well as the universe of other similar funds. The Board compared the New Funds' total expenses to other funds in the Peer Group Expense Comparison provided by Lipper and found the New Funds' total expenses to be reasonable.

The Board also reviewed data comparing the PIMCO EqS Pathfinder FundTM's advisory fees to the standard fee rate PIMCO charges to separate accounts and other investment companies with a similar investment strategy. In cases where the advisory fees for certain separate account clients were lower than those charged to the PIMCO EqS Pathfinder FundTM, the Trustees noted that the differences in fees were attributable to various factors, including differences in the services provided by PIMCO to the Fund, the manner in which similar portfolios may be managed, different requirements with respect to liquidity management and the implementation of other regulatory requirements, and the fact that separate accounts may have other contractual arrangements that justify different levels of fees. At the time that the Board considered the Agreements, PIMCO did not manage any separate accounts with investment strategies similar to those of the PIMCO Emerging Multi-Asset Fund and PIMCO EqS Emerging Markets Fund.

The Board considered each Fund's supervisory and administrative fees, comparing them to similar funds in the report supplied by Lipper. The Board considered that PIMCO has provided a broad array of fund supervisory and administrative functions. The Board also considered the Trust's unified fee structure, under which each Fund pays for the supervisory and administrative services it requires for one set fee, and in return, PIMCO provides or procures supervisory and administrative services and bears the costs of various third party services required by the Fund, including audit, custodial, portfolio accounting, legal, transfer agency and printing costs. The Board noted that many other funds pay for these services separately, and thus it is difficult to directly compare each Fund's unified supervisory and administrative fees with the fees paid by other funds for administrative services alone. The Board noted that the unified supervisory and administrative fee leads to fund fees that are fixed, rather than variable, and that fixed fees were viewed by many in the industry as a positive attribute of the Funds. The Board concluded that the Funds' supervisory and administrative fees were reasonable in relation to the value of the services provided, including the services provided to different classes of shareholders, and that the expenses assumed contractually by PIMCO under the Supervision and Administration Agreement represent, in effect, a cap on overall fund expenses which is beneficial to the Funds and their shareholders. The Board further noted that, although the unified fee structure does not have break points, it implicitly reflects economies of scale by fixing the absolute level of Fund fees at competitive levels, in effect, setting the fees as if a Fund was already at scale.

With respect to the New Funds, the Board noted that PIMCO does not currently manage any separate accounts with investment strategies similar to those of the New Funds.

The Trustees also considered the advisory fees charged to the PIMCO Emerging Multi-Asset Fund, which operates as a fund of funds (the "Fund of Funds"), and the advisory services provided in exchange for such fees. The Trustees determined that such services were in addition to the advisory services provided to the underlying series in which the Fund of Funds may invest and, therefore, such services were not duplicative of the advisory services provided to the underlying series. The Board also considered the various fee waiver agreements in place for the Fund of Funds.

In connection with the approval of the New Funds' Agreements, the Board also considered the Trust's unified fee structure and the services to be provided under the New Funds' Agreements. The Board concluded that the New Funds' proposed supervisory and administrative fees were reasonable in relation to the value of the services to be provided, including the services provided to different classes of shareholders, and that the expenses assumed contractually by PIMCO under the Supervision and Administration Agreement represent, in effect, a cap on fund expense ratios that would be beneficial to the New Funds and their shareholders. The Board further noted that, although the unified fee structure does not have break points, it implicitly reflects economies of scale by fixing the absolute level of each New Fund's expenses at competitive levels. The Board noted that PIMCO proposed to add the New Funds to the Expense Limitation Agreement currently in effect for certain other Funds. The Board noted that PIMCO had contractually agreed, through October 31, 2013, to reduce its advisory fee by 0.16% of the average daily net assets of the PIMCO Dividend and Income Builder Fund and PIMCO EqS Dividend Fund, respectively.

Based on the information presented by PIMCO and Lipper, members of the Board then determined, in the exercise of their business judgment, that the level of the advisory and supervisory and administrative fees charged by PIMCO, as well as the total expenses of the Funds, are reasonable and renewal of the Agreements would likely benefit the Funds and their shareholders.

With respect to the New Funds, based on the information presented by PIMCO, members of the Board then determined, in the exercise of their business judgment, that the level of the advisory and supervisory and administrative fees to be charged by PIMCO, as well as the estimated total expenses of the New Funds, are reasonable and approval of the New Funds' Agreements would likely benefit each New Fund and its shareholders.

5. 	Adviser Costs, Level of Profits and Economies of Scale

As the New Funds are newly organized, information regarding PIMCO's costs in providing services to the New Funds and the profitability of PIMCO's relationship with the New Funds was not available.

The Board reviewed information regarding PIMCO's costs of providing services to the Funds as a whole and considered that PIMCO continues to invest in the equity asset management platform and does not expect to derive any profit from the Funds during their current fiscal year. The Board noted that it had also received information regarding the structure and manner in which PIMCO's investment professionals were compensated, and PIMCO's view of the relationship of such compensation to the attraction and retention of quality personnel. The Board considered PIMCO's need to invest in technology, infrastructure and staff to reinforce and offer new services and to accommodate changing regulatory requirements.

With respect to potential economies of scale, the Board found that because the unified fee protects shareholders against unanticipated increases in expense ratios due to redemptions, declines in asset values, or increases in the costs of services provided or procured by PIMCO, economies of scale are implicitly recognized in the level of the unified fee (which, together with the advisory fee, serves as a proxy for each Fund's overall expense ratio). The Board noted that PIMCO may share the benefits of economies of scale with the Funds and their shareholders in a number of ways, including through fee reductions or waivers, the pricing of the Funds to scale from inception and the enhancement of services provided in return for fees paid. The Trustees also considered that the unified fee has provided inherent economies of scale by maintaining fixed fees even if the Funds' operating costs rise.

The Board concluded that the Funds' cost structures and the New Funds' proposed cost structures were reasonable and that the unified fee structure inherently involves the sharing of economies of scale between PIMCO and the Funds and the New Funds, to the benefit of shareholders.

6. 	Ancillary Benefits

The Board considered other benefits received by PIMCO and its affiliates as a result of PIMCO's relationship with the Trust, including possible ancillary benefits to PIMCO's institutional investment management business due to the reputation and market penetration of the Funds. The Board also considered that affiliates of PIMCO will provide distribution and shareholder services to the Funds and their shareholders, for which the affiliates of PIMCO may be compensated under the unified supervisory and administrative fee, or through distribution fees paid pursuant to the Funds' Rule 12b-1 plans. The Board also reviewed PIMCO's soft dollar policies and procedures, noting that while PIMCO has the authority to receive the benefit of research provided by broker-dealers executing portfolio transactions on behalf of the Funds, it has adopted a policy not to enter into contractual soft dollar arrangements.

7. 	Conclusions

Based on its review, including its consideration of each of the factors referred to above, the Board concluded that the nature, extent and quality of the services rendered to the Funds by PIMCO continued to be excellent and favored the renewal of the Agreements. The Board concluded that the Agreements continued to be fair and reasonable to the Funds and their shareholders, that the Funds' shareholders received reasonable value in return for the advisory fees and other amounts paid to PIMCO by the Funds, and that the approval of the Agreements was in the best interests of the Funds and their shareholders.

With respect to the New Funds, based on its review, including its consideration of each of the factors referred to above, the Board concluded that the New Funds' Agreements were fair and reasonable to the New Funds and their shareholders, that the New Funds' shareholders would likely receive reasonable value in return for the advisory fees and other amounts paid to PIMCO by each New Fund, and that the approval of the New Funds' Agreements was in the best interests of the New Funds and their shareholders.

SUPPLEMENT TO
INVESTMENT ADVISORY CONTRACT

PIMCO Equity Series
840 Newport Center Drive
Newport Beach, California 92660

November 7, 2011
Pacific Investment Management Company LLC
840 Newport Center Drive
Newport Beach, California 92660

RE:  PIMCO Dividend and Income Builder Fund and PIMCO EqS
Dividend Fund (the "Funds")

Dear Sirs:

As provided in the Investment Advisory Contract between PIMCO Equity Series (the "Trust") and Pacific Investment Management Company LLC (the "Adviser"), dated March 30, 2010 (the "Contract"), the parties may amend the Contract to add additional series of the Trust, under the same terms and conditions as set forth in the Contract, and at the fee rates set forth in Exhibit A to the Contract, as may be amended from time to time.

The Trust and the Adviser hereby agree to amend the Contract as of the date hereof to add the Funds to Exhibit A. The current
Exhibit A is replaced with the new Exhibit A attached hereto.

Investment Advisory Contract
EXHIBIT A
(as of November 7, 2011)

PIMCO Equity Series

Fund	  			Investment Advisory Fee#
--------------------------	------------------------
PIMCO Dividend and Income
Builder Fund				0.69%
PIMCO Emerging
Multi-Asset Fund			0.90%
PIMCO EqS
Dividend Fund				0.69%
PIMCO EqS Emerging
Markets Fund				1.00%
PIMCO EqS Pathfinder
FundTM					0.75%


# 	Each Fund may invest in shares of PIMCO Funds: Private
	Account Portfolio Series - PIMCO Short-Term Floating NAV Portfolio, a series of PIMCO Funds ("PAPS Short-Term
	Floating NAV Portfolio"). PAPS Short-Term Floating NAV Portfolio is offered only to series of the Trust (each
	an "Investing Fund") or other series of registered
	investment companies for which PIMCO serves as investment adviser. PAPS Short-Term Floating NAV Portfolio does not
	pay an 	investment advisory fee to PIMCO.  By investing
	in the PAPS Short-Term Floating NAV Portfolio, each
	Investing Fund and PIMCO agree that a portion of the fee that each Investing Fund is currently obligated to pay
	PIMCO as indicated on this Exhibit A, will be designated as compensation for the investment advisory services PIMCO provides to PAPS Short-Term Floating NAV Portfolio under its investment advisory contract with PIMCO. Specifically, to the extent that an Investing Fund invests in the Short-Term Floating NAV Portfolio, a fee of 0.01% of the average daily value (as calculated in Section 6 of the Investment Advisory Contract) of the assets of the Investing Fund so invested shall be designated as compensation to PIMCO for the services provided to the Short-Term Floating NAV Portfolio.


If the foregoing correctly sets forth the Contract between the Trust and the Adviser, please so indicate by signing, dating and returning to the Trust the enclosed copy hereof.


Very truly yours,


PIMCO EQUITY SERIES

By:	 /s/ Peter G. Strelow
Title:	 Vice President


ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	 /s/ Brent R. Harris
Title:	 Managing Director

PIMCO FUNDS, on behalf of its series PIMCO Funds: Private Account
Portfolio Series - PIMCO Short-Term Floating NAV Portfolio

By:	 /s/ Peter G. Strelow
Title:	 Vice President

16830726.2.BUSINESS